Exhibit 99.1

Section 2: EX-99.1 (PRESS RELEASE)

April 25, 2012

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, 540-278-1705

Charles W. Maness, Jr. Executive Vice President and CFO, 540-278-1702

HomeTown Bankshares Reports First Quarter Earnings Increase and Recognition of Deferred Tax Assets

Roanoke, VA

HomeTown Bankshares Corporation, the holding company of HomeTown Bank, reported another quarter of record earnings for the first quarter of 2012. Pre-tax earnings from operations for the first quarter ended March 31, 2012 were $658,000 compared to a pre-tax profit of $262,000 for the first quarter of 2011. The recognition of deferred tax assets added a net tax benefit of $2.7 million to the pre-tax operating profit of $658,000 for net income of $3.4 million for the quarter ended March 31, 2012 vs. $262,000 in 2011. Deferred tax assets represent future potential tax deductions that result from timing differences between tax laws and generally accepted accounting principles (GAAP). Recognition of the deferred tax assets requires positive evidence of sufficient future taxable income to realize the benefit of the deferred tax asset, according to GAAP.

After preferred dividends of $152,000, net income available to common shareholders for the first quarter of 2012 was $3.2 million vs. $111,000 in 2011. On a per share basis, earnings from operations available to common shareholders were $0.09 per share during the first quarter of 2012 compared to $0.03 per share for the first quarter of 2011. Recognition of the deferred tax assets added $.90 per share for total earnings per share of $.99 for the quarter ended March 31, 2012.

Steady improvement in the Company’s Net Interest Margin and credit quality enhanced the first quarter operating performance for 2012. Net Interest Income increased 13% or $344,000 to $3.1 million thru March 31, 2012 vs. $2.7 million in 2011 while the Company’s Net Interest Margin increased to 3.77% in the first quarter of 2012 from 3.29% in the first quarter of 2011. Significant growth in lower cost demand deposits and a corresponding reduction in funding costs contributed to the improved margin during the first quarter of 2012.

HomeTown Bankshares Corporation

April 25, 2012

Non-interest income was up 44% over the prior year for the quarter ending March 31, 2012 due to a sizable increase in mortgage loan brokerage fees and increased service charge income from the growth in demand deposit accounts. This notable increase in non-interest income as well as continued control of non-interest expenses were important contributors to the Company’s year-to-date financial performance for 2012. “Our continued focus during 2012 will be to continue to grow our net interest income, further stabilize and improve loan quality, increase non-interest income and effectively control costs. We are very pleased that the positive trends that we established in 2011 have continued to be realized during the first quarter of 2012,” said Susan K. Still, President and CEO.

Balance Sheet

Total assets of the Company grew to a record level of $362 million at March 31, 2012, up from $357 million at March 31, 2011 and $361 million at December 31, 2011. Loan demand remained sluggish during the first quarter due to continued weakness in the economic recovery. Net loans at March 31, 2012 were relatively unchanged at $245 million compared to $245 million at December 31, 2011 as new loan growth was offset by routine curtailments in the loan portfolio. Loan growth is expected to increase during 2012 albeit at a slower, measured pace than in prior years as economic conditions improve. Total deposits were virtually unchanged at $306 million at March 31, 2012 and $305 million at March 31, 2011; however, a significant decrease in higher cost CD deposits were offset by a similar increase in lower cost demand deposits. The reduction in higher cost deposits continued in the first quarter of 2012 with a $2.0 million decrease in total deposits from $308 million at December 31, 2011 to $306 million at March 31, 2012. “We are very pleased with the continued, strong growth in demand deposit accounts, especially non-interest bearing accounts, and the continued improvement in our funding costs for the first quarter of 2012,” said Ms. Still. Total Equity increased $2.3 million in the first quarter due to net earnings and the recognition of deferred tax assets, and HomeTown Bank remains a well capitalized bank.

Asset Quality

Non-performing loans declined from $6.0 million or 2.26% of Total Loans at March 31, 2011 to $4.7 million or 1.75% of Total Loans at March 31, 2012. Net loan losses for the first quarter of 2012 were $-0- vs. $397,000 or 0.15% of average loans for the first quarter of 2011. The allowance for loan losses was $4.2 million or 1.67% of the loan portfolio at March 31, 2012 vs. $5.1 million and 1.92%, respectively, at March 31, 2011. During the first quarter of 2012, the Company’s loan loss provision was $190,000 vs. $248,000 during the first quarter of 2011.

HomeTown Bankshares Corporation offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. The Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through five branches and a loan production office. A high level of responsive and professionalized service coupled with local decision-making is the hallmark of its banking strategy.

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Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

(See Attached Financial Statements for quarter ending March 31, 2012)

HomeTown Bankshares Corporation

Consolidated Balance Sheets

March 31, 2012 and December 31, 2011

	Unaudited
In Thousands, Except Share and Per Share Data	3/31/2012	12/31/2011
Assets
Cash and due from banks	$12,526	$12,529
Federal funds sold	6,604	10,363
Securities available for sale, at fair value	72,108	69,207
Restricted equity securities, at cost	2,403	2,390
Loans, net of allowance for loan losses of $4,169 in 2012 and $3,979 in 2011	244,797	245,100
Property and equipment, net	9,483	9,582
Other real estate owned, net of valuation allowance	9,207	9,562
Deferred tax asset, net	2,464	—
Accrued income	1,296	1,372
Prepaid FDIC insurance	357	473
Other assets	554	597

Total assets	$361,799	$361,175

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$28,520	$26,822
Interest-bearing	277,239	280,814

Total deposits	305,759	307,636
Short term borrowings	404	449
Federal Home Loan Bank borrowings	19,000	19,000
Accrued interest payable	438	435
Other liabilities	834	567

Total liabilities	326,435	328,087

Commitments and contingencies	—	—
Stockholders’ Equity:
Preferred stock, $1,000 par value; 10,000 shares of series A and 374 shares of series B authorized, issued and outstanding at March 31, 2012 and December 31, 2011	10,374	10,374
Discount on preferred stock	(197)	(217)
Common stock, $5 par value; authorized 10,000,000 shares, issued and outstanding 3,262,518 at March 31, 2012 and 3,241,547 at December 31, 2011 (includes 29,178 and 8,207 restricted shares in 2012 and 2011, respectively)	16,167	16,167
Surplus	15,465	15,458
Retained deficit	(7,367)	(9,773)
Accumulated other comprehensive income	922	1,079

Total stockholders’ equity	35,364	33,088

Total liabilities and stockholders’ equity	$361,799	$361,175

HomeTown Bankshares Corporation

Consolidated Statements of Operations

Three Months Ended March 31, 2012 and 2011

In Thousands, Except Share and Per Share Data	2012	2011
	(Unaudited)	(Unaudited)
Interest income:
Loans and fees on loans	$3,378	$3,513
Taxable investment securities	478	429
Nontaxable investment securities	3	—
Federal funds sold	4	8
Dividends on restricted stock	18	17
Other interest income	5	—

Total interest income	3,886	3,967

Interest expense:
Deposits	640	1,085
Other borrowed funds	153	133

Total interest expense	793	1,218

Net interest income	3,093	2,749

Provision for loan losses	190	248

Net interest income after provision for loan losses	2,903	2,501

Noninterest income:
Service charges on deposit accounts	74	62
Mortgage loan brokerage fees	74	24
Rental income	37	34
Gain on sale of investment securities	—	4
Other income	77	58

Total noninterest income	262	182

Noninterest expense:
Salaries and employee benefits	1,227	1,216
Occupancy and equipment expense	325	332
Data processing expense	167	137
Advertising and marketing expense	120	75
Professional fees	86	103
Bank franchise taxes	36	56
FDIC insurance expense	121	189
Loss on sales and writedowns of other real estate	3	18
Other real estate owned expense	105	73
Other expense	317	222

Total noninterest expense	2,507	2,421

Net income before income taxes	658	262
Income tax benefit	2,702	—

Net income	3,360	262
Dividends accumulated on preferred stock	133	133
Accretion of discount on preferred stock	19	18

Net income available to common shareholders	$3,208	$111

Earnings per common share, basic and diluted	$0.99	$0.03

Weighted average common shares outstanding, basic and diluted	3,250,074	3,241,547

HOMETOWN BANKSHARES CORPORATION

Financial Highlights

(Unaudited)

	Three Months Ended March 31, 2012	Twelve Months Ended December 31, 2011	Three Months Ended March 31, 2011
PER COMMON SHARE
Earnings per share, basic and diluted	$0.99	$0.41	$0.03
Book value	$7.72	$7.07	$6.22
FINANCIAL RATIOS
Return on average assets	3.69%	0.54%	0.30%
Return on average shareholders’ equity	39.40%	6.57%	3.54%
Loans to deposits	81.43%	80.97%	86.62%
Net interest margin	3.77%	3.48%	3.29%
Efficiency	71.50%	71.91%	79.62%
Net charge-off to average loans (annualized)	0.00%	0.96%	0.60%
ALLOWANCE FOR LOAN LOSSES
(in thousands)
Beginning balance	$3,979	$5,228	$5,228
Provision for loan losses	190	1,222	248
Charge-offs	—	3	1
Recoveries	—	(2,474)	(398)

Ending balance	$4,169	$3,979	$5,079

ASSET QUALITY RATIOS
Nonperforming loans to total loans	1.75%	0.82%	2.26%
Nonperforming assets to total assets	3.75%	3.21%	2.82%
Allowance for loan losses to total loans	1.67%	1.60%	1.92%
Allowance for loan losses to nonaccrual loans	212.8%	195.8%	85.1%
COMPOSITION OF RISK ASSETS
(in thousands)
Nonperforming assets:
90 days past due and accruing	$463	$—	$—
Nonaccrual loans	$1,959	$2,032	$5,965
Restructured loans not performing	1,943	—	—
Other real estate owned	9,207	9,562	4,116

Total nonperforming assets	$13,572	$11,594	$10,081

Performing Restructured Loans	$6,406	$8,368	$1,947